EXHIBIT 21.1

CLS HOLDINGS USA, INC.

Subsidiaries

Name	Jurisdiction of Incorporation
CLS Labs, Inc.	Nevada
CLS Labs Colorado, Inc.	Florida
Cannabis Life Sciences Consulting, LLC	Florida